Exhibit 99.1

BioSpecifics Technologies Corp. Reports First Quarter 2010 Financial Results

LYNBROOK, N.Y., May 7 -- BioSpecifics Technologies Corp. (Nasdaq: BSTC; the "Company"), a biopharmaceutical company developing first in class collagenase-based products, today announced its financial results for the first quarter ended March 31, 2010. The Company also highlighted key commercial and regulatory progress during the quarter, and provided its expected milestones for the remainder of 2010.

"The first quarter of 2010 was a very exciting time here at BioSpecifics. The approval of XIAFLEX by the U.S. FDA for the treatment of Dupuytren's contracture was truly game changing for us," stated Thomas Wegman, President of BioSpecifics. "We look forward to the execution of a successful marketing and sales effort for this novel treatment option for Dupuytren's patients and we are also excited to support the further clinical development of XIAFLEX for additional indications, in particular, the anticipated commencement of a U.S. Phase 3 Peyronie's disease trial in the second half of this year."

Financial Results

The Company reported a net loss of $0.3 million for the quarter ended March 31, 2010, or $0.04 per basic and diluted common share, compared to a net loss of $0.9 million, or $0.16 per basic and diluted common share, for the same period in 2009.

Total revenues for the quarter ended March 31, 2010 were $2.7 million as compared to $0.3 million for the same period in 2009. The increase in revenues was mainly attributable to the recognition of two milestone payments received: $1.3 million from the Company's partner Auxilium Pharmaceuticals, Inc. ("Auxilium") in respect to the commencement of the scientific/technical review procedure of the Marketing and Authorization Application ("MAA") for XIAFLEX™ for Dupuytren's contracture in Europe; and $0.85 million related to the approval by the U.S. Food and Drug Administration ("FDA") of XIAFLEX for Dupuytren's contracture in February 2010. In addition, due to the U.S. approval of XIAFLEX for Dupuytren's contracture, the Company recognized the remaining portion of the original licensing fee allocated to this indication. For clarification, the amounts recognized under royalties represent the estimated earn-out revenue under the Company's agreement with DFB Biotech, Inc. and its affiliates.

Research and development expenses for the quarter ended March 31, 2010 were $0.9 million, compared to $0.1 million for the same period in 2009. This increase in research and development expenses was primarily due to third party development costs that were reimbursable under the Company's agreement with Auxilium.

General and administrative expenses for the quarter ended March 31, 2010 totaled $2.0 million, compared to $1.2 million for the same period in 2009. The increase in general and administrative expenses was primarily due to outside legal fees, stock-based compensation, consulting and outside services related to investor relations.

As of March 31, 2010, BioSpecifics held cash, cash equivalents and short-term investments of $11.3 million, compared to $8.5 million on December 31, 2009.

First Quarter and Recent 2010 Highlights

  In January 2010, Auxilium announced that Pfizer, Inc., its European licensee for XIAFLEX, received notification from the European Medicines Agency that the MAA for XIAFLEX for the treatment of Dupuytren's contracture completed the validation phase successfully and the scientific/technical review procedure had commenced. BioSpecifics received a $1.3 million milestone payment.

  In February 2010, XIAFLEX received U.S. marketing approval from the FDA for the treatment of Dupuytren's contracture in adult patients with a palpable cord. BioSpecifics received an $850,000 milestone payment with an additional $150,000 still pending. With that approval, XIAFLEX became the first and only FDA-approved nonsurgical treatment for Dupuytren's contracture.

  In March 2010, XIAFLEX became available by prescription in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord.

  In March 2010, the Company announced that its Board of Directors had scheduled its Annual Meeting of Stockholders to be held on Thursday, June 17, 2010 to consider among other items a proposal to increase the number of authorized shares of common stock in order to effectuate a two-for-one forward stock split to allow for additional liquidity.

  In its quarterly financial results press release issued on May 3, 2010, the Company's partner Auxilium reported that as of the end of April 2010, over 1,100 physicians had attested to completing the required training through XIAFLEX Xperience™ and were eligible to use XIAFLEX for the treatment of Dupuytren's contracture. Additionally, three of the ten Medicare Administrative Contractors ("MAC") that manage claims processing across the MAC jurisdictions in the U.S. had issued final guidelines on covering XIAFLEX and two large commercial insurers, Aetna and HealthNet, had issued guidelines on covering XIAFLEX.

2010 Upcoming Milestones

Following are the Company's upcoming milestones for 2010:

  Auxilium plans to meet with the FDA in the second quarter of 2010 to discuss the Phase 2b results of XIAFLEX to treat Peyronie's disease. Assuming a successful meeting, Auxilium expects a U.S. Phase 3 study of XIAFLEX in Peyronie's disease to begin in the second half of 2010.

  There will be a presentation at the American Urological Association (AUA) 2010 Annual Meeting on June 1, 2010 on the Phase 2b results entitled: Improvement in Penile Curvature and a Patient Reported Outcome Endpoint in Patients with Peyronie's Disease: Results from a Phase II Study of Collagenase Clostridium Histolyticum.

  BioSpecifics expects to initiate a clinical trial for injectable collagenase in a new indication in the second half of 2010.

  Auxilium stated that it plans to "prioritize the development of additional pipeline indications for XIAFLEX" in the remainder of 2010.

Conference Call

The Company will be hosting a conference call to discuss these financial results and provide a corporate update today, May 7, 2010, at 8:30 am EDT. In order to participate, please dial 800-860-2442 (domestic) or 412-858-4600 (international). The live webcast can be accessed under "Calendar of Events" in the Investor Relations section of the Company's website at http://www.biospecifics.com, or use the link: http://www.videonewswire.com/event.asp?id=68879.

A replay of the call will be available one hour after the conference call ends on May 7, 2010 until 9:00 am EDT on May 15, 2010. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 440390. The archived webcast will be available for 90 days in the Investor Relations section of the BioSpecifics website at http://www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for eleven clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium has gained approval of XIAFLEX by the FDA in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAFLEX in Europe. More information about the Company may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes," "expects," "anticipates," "plans," "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by BioSpecifics and by its partner Auxilium regarding XIAFLEX™ as a major breakthrough for patients with Dupuytren's contracture; the distribution network for XIAFLEX™; the number of patients with Dupuytren's contracture in the U.S.; the ability to obtain regulatory approval of XIAFLEX™ in the U.S. for Peyronie's disease and the ability of Pfizer to obtain regulatory approval of XIAFLEX™ in its territory for Dupuytren's contracture and Peyronie's disease, which will determine the amount of milestone, royalty and sublicense income payments it may receive; the amount of earn out payments it may receive from DFB Biotech, Inc. and its affiliates; whether Auxilium exercises its option under the Company's license and development agreement for additional indications; the potential benefits of its existing license and development agreements; its estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other risk factors identified in the Company's Form 10-K for the year ended December 31, 2009 filed with the SEC. There may be additional risks that BioSpecifics does not currently know or that BioSpecifics currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect; therefore, any such factors or forward-looking statements should not be relied upon. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	March 31,
	2010	2009
Revenues:
Net sales	$8,936	$7,191
Royalties	31,812	-
Licensing fees	2,548,284	266,281
Consulting fees	70,000	70,000
Total Revenues	2,659,032	343,472

Costs and expenses:
Research and development	896,817	115,871
General and administrative	2,034,178	1,166,971
Total costs and expenses	2,930,995	1,282,842

Operating loss	(271,963)	(939,370)

Other income (expense):
Interest Income	25,850	2,857
Other, net	-	(9,463)
	25,850	(6,606)

Loss before income tax	(246,113)	(945,976)
Income tax expense	(8,067)	-
Net loss	$(254,180)	$(945,976)

Basic and diluted net loss per share	$(0.04)	$(0.16)

Shares used in computation of basic and diluted net loss per share	6,213,995	6,008,834

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2010	2009
Cash and cash equivalents	$6,733,620	$3,950,389
Short term investments	4,548,541	4,548,541
Accounts and income tax receivable, net	646,157	1,712,220
Working capital	6,227,088	5,768,760
Total assets	13,466,053	11,748,478
Long-term liabilities	1,041,447	1,150,721
Total stockholders' equity	6,649,795	6,092,107

CONTACT: Thomas Wegman, President, +1-516-593-7000